Exhibit 99.2

P.O. Box 25099  •  Richmond, VA 23260  •  Phone: (804) 359-9311  •  Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Sale Plan for Non-Tobacco Businesses

Richmond, VA, December 15, 2006 / PRNEWSWIRE

Universal Corporation announced today that as part of its strategy for enhancing shareholder value, it has adopted a plan to sell its remaining non-tobacco agri-products businesses. Those businesses include a U.K. trading company that handles nuts, dates, and apricots; trading companies in Richmond, Virginia, and Seattle, Washington, that handle nuts and dried fruits; and a California nut processing company. In the fiscal year that ended on March 31, 2006, these businesses reported combined revenues of about $325 million and a combined operating loss of approximately $6 million.

The businesses to be sold do not fit the Company’s renewed strategic focus on its core tobacco business, and will be reported as discontinued operations in the Company’s financial statements for the third fiscal quarter, which will end on December 31, 2006. The Company will use the proceeds from the sales to strengthen its balance sheet. The divestiture plan, which is expected to be completed within the next six to twelve months, will allow the Company to focus its financial and management resources on its tobacco business.

Headquartered in Richmond, Virginia, Universal Corporation (UVV:NYSE) is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. The revenues of its tobacco business for the fiscal year ended March 31, 2006, were $1.8 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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